As filed with the Securities and Exchange Commission on July 16, 2021.

Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________

FORM S-8
______________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan		38-0819050
(State or other jurisdiction of incorporation or organization)		(IRS employer identification number)

901 44th Street SE
Grand Rapids,	Michigan	49508
(Address of Principal Executive Offices)		(Zip Code)

Steelcase Inc. Incentive Compensation Plan
(Full title of the plan)

Lizbeth S. O'Shaughnessy
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
901 44th Street SE
Grand Rapids, Michigan 49508
(Name and address of agent for service)

(616) 247-2710
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_______

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per share (1) (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A Common Stock	6,169,573	$14.445	$89,119,482	$9,722.94
(1)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 (c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").
(2)Average of the high and low prices reported for a share of Class A Common Stock on the New York Stock Exchange on July 9, 2021.
(3)Includes 6,000,000 shares that initially became available for issuance under the Steelcase Inc. Incentive Compensation Plan as a result of the amendment and restatement thereof effective July 14, 2021. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of Class A Common Stock to be offered or issued under the Steelcase Inc. Incentive Compensation Plan pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement of Steelcase Inc. (the "Company") registers 6,169,573 shares of the Company's Class A Common Stock ("Class A Common Stock") reserved for issuance under the Steelcase Inc. Incentive Compensation Plan, as amended and restated as of July 14, 2021. Pursuant to General Instruction E of Form S-8, the contents of the Company's registration statements on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on February 23, 1998 (File No. 333-46711), November 30, 2000 (File No. 333-50964), January 6, 2003 (File No. 333-102361) and October 5, 2007 (File No. 333-146530) (the "Prior Registration Statements"), are incorporated by reference into this registration statement. Upon the effectiveness of this registration statement, a total of 31,169,573 shares of Class A Common Stock, consisting of 25,000,000 shares of Class A Common Stock registered under the Prior Registration Statements and the 6,169,573 shares of Class A Common Stock registered hereby, will have been registered for issuance under the Steelcase Inc. Incentive Compensation Plan.
Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
•the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2021;
•the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 28, 2021;
•the Company’s Current Reports on Form 8-K filed April 16, 2021, April 19, 2021, June 28, 2021 and July 16, 2021; and
•the description of the Class A Common Stock set forth in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2020.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 5. Interests of Named Experts and Counsel.
The validity of the shares of Class A Common Stock being registered pursuant to this registration statement has been passed upon by Liesl A. Maloney, Assistant General Counsel & Assistant Secretary of the Company. Ms. Maloney is a participant in various employee benefit plans of the Company, including the Steelcase Inc. Incentive Compensation Plan, under which she holds restricted stock units and cash-based awards.
Item 6. Indemnification of Directors and Officers.
The Company’s by-laws require it, to the fullest extent authorized or permitted by the Michigan Business Corporation Act (the “MBCA”), to (a) indemnify any person, and their heirs, personal representatives, executors, administrators and legal representatives, who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity (collectively, “Covered Matters”), and (b) pay or reimburse the reasonable expenses incurred by such person and their heirs, executors, administrators and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. Under its by-laws, the Company may also provide such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the board of directors.
The Company’s articles of incorporation provide that, to the full extent permitted by the MBCA or any other applicable laws, no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company and that any repeal or modification of such provision of the Company’s articles of incorporation by the shareholders of the Company shall not adversely affect the right or protection of a director of Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Section 561 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.
Section 563 of the MBCA provides that, to the extent that a director or officer of a Michigan corporation has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Section 561 or 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit, or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding and an action, suit, or proceeding brought to enforce this mandatory indemnification.
The MBCA permits a Michigan corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability. The Company maintains insurance policies that insure its directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers of the Company and its subsidiaries, and in similar capacities for other entities at which they serve at the request of the Company.
The foregoing represents a summary of the general effect of the MBCA, the Company’s Amended By‑laws, as amended, and the Company’s Second Restated Articles of Incorporation, as amended, and the Company’s director and officer liability insurance coverage for purposes of general description only.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Restated Articles of Incorporation of the Steelcase Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on July 15, 2011).

4.2	Amended By-laws of Steelcase Inc. as amended April 15, 2021 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the Commission on April 19, 2021).
5.1	Opinion of Liesl A. Maloney, Assistant General Counsel and Assistant Secretary of the Company.
23.1	Consent of Deloitte & Touche, LLP.
23.2	Consent of Liesl A. Maloney (included in Exhibit 5.1).
24.1	Power of attorney (included on signature pages to this registration statement).
99.1
Steelcase Inc. Incentive Compensation Plan, as amended and restated as of July 14, 2021 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on July 16, 2021).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on July 16, 2021.

STEELCASE INC.

By:	/s/ David C. Sylvester
David C. Sylvester Senior Vice President, Chief Financial Officer
Date: July 16, 2021

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints James P. Keane and David C. Sylvester, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as such person may or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 16, 2021.

Signature	Title

/s/ JAMES P. KEANE	President and Chief Executive Officer (Principal Executive Officer) and Director
James P. Keane

/s/ DAVID C. SYLVESTER	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
David C. Sylvester

/s/ ROBIN L. ZONDERVAN	Vice President, Corporate Controller & Chief Accounting Officer (Principal Accounting Officer)
Robin L. Zondervan

/s/ SARA E. ARMBRUSTER	Director
Sara E. Armbruster

/s/ TIMOTHY C. E. BROWN	Director
Timothy C. E. Brown

/s/ CONNIE K. DUCKWORTH	Director
Connie K. Duckworth

/s/ TODD P. KELSEY	Director
Todd P. Kelsey

Signature	Title

/s/ JENNIFER C. NIEMANN	Director
Jennifer C. Niemann

/s/ ROBERT C. PEW III	Chair of the Board of Directors, Director
Robert C. Pew III

/s/ CATHY D. ROSS	Director
Cathy D. Ross

/s/ CATHERINE C. B. SCHMELTER	Director
Catherine C. B. Schmelter

/s/ PETER M. WEGE II	Director
Peter M. Wege II

/s/ LINDA K. WILLIAMS	Director
Linda K. Williams

/s/ KATE PEW WOLTERS	Director
Kate Pew Wolters